Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

                We consent to the incorporation by reference in this Registration Statement on Form S-8 for the Abbott Laboratories Stock Retirement Program of our reports relating to the consolidated financial statements and Supplemental Schedule of Abbott Laboratories and management’s report on the effectiveness of internal control over financial reporting dated February 18, 2005, appearing in the Annual Report on Form 10-K of Abbott Laboratories for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Chicago, Illinois

May 11, 2005